Exhibit 10.71

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION

AMENDMENT NO. 7

TO MASTER REPURCHASE AGREEMENT

Amendment No. 7 to Master Repurchase Agreement, dated as of November 9, 2017 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and Caliber Home Loans, Inc. (“Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of September 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement”; and as further amended by this Amendment, the “Master Repurchase Agreement”).

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1. Asset Value. Section 6.3(a) of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(a) Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Asset at any time.

SECTION 2. Representations and Warranties Concerning Seller. Section 8.1 of the Existing Master Repurchase Agreement is hereby amended by adding the following new subclauses at the end thereof, respectively:

(cc) No Sanctions. Neither Seller, any of its Subsidiaries nor any entity that controls the day-to-day operations of Seller or its Subsidiaries, officers, directors, partners or members, (i) is an entity or person (or to the Seller’s knowledge, owned or controlled by an entity or person) that (A) is currently the subject of any economic sanctions administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant authority (collectively, “Sanctions”) or (B) resides, is organized or chartered, or has a place of business in a country or territory that is currently the subject of Sanctions or (ii) is engaging or will engage in any dealings or transactions prohibited by Sanctions or will directly or indirectly use the proceeds of any Transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity, for the purpose of financing or supporting, directly or indirectly, the activities of any person or entity that is currently the subject of Sanctions.

(dd) Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001, as amended, and the Bank Secrecy Act of 1970, as amended (collectively, the “Anti Money Laundering Laws”); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the bona fide identity of the applicable Mortgagor and the origin of the assets used by said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

SECTION 3. Annual Statements. Section 9.1(b) of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(b) Annual Statements. No later than the last day of the last month of Seller’s first fiscal quarter following year-end, Seller shall deliver to Buyer audited financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an unqualified opinion of a certified public accounting firm reasonably satisfactory to Buyer.

SECTION 4. Debt. Section 10.1 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

10.1 Debt. Seller shall not incur any additional material Debt in excess of $[***] without the prior written consent of Buyer, other than (i) the Existing Debt, (ii) Debt incurred in connection with a repurchase agreement, warehouse facility or similar credit facility or mortgage servicing or servicing advance facility, (iii) Debt incurred with Buyer or its Affiliates, and (iv) usual and customary accounts payable for a mortgage company.

SECTION 5. Definitions. Exhibit A to the Existing Master Repurchase Agreement is hereby amended by:

5.1 deleting the definition of “FHA 203(k) Loan” and “Government Mortgage Loan” in their entirety and replacing them with the following:

FHA 203 Loan: The initial draw made on a Government Mortgage Loan that is eligible for FHA’s 203(k) or 203(h) loan program.

Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is:

(a) subject to FHA Mortgage Insurance under a FHA Mortgage Insurance Contract and is so insured, or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, was originated in Strict Compliance with the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations;

(b) subject to a guarantee by the VA under a VA Loan Guaranty Agreement, or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, was originated in Strict Compliance with VA Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the maximum mortgage limits as set forth in the VA Regulations; or

(c) eligible to be guaranteed by the RD under a RD Loan Guaranty Agreement, and is so guaranteed pursuant to the provisions of the RD Regulations, and was originated in Strict Compliance with RD Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the maximum mortgage limits as set forth in the RD Regulations.

5.2 deleting clause (c) in the definition of “Change of Control” in its entirety and replacing it with the following:

(c) such Person is party to a merger or consolidation, or series of related transactions, which results in the voting securities or majority voting control interest of such Person outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities or a majority voting controlling interest of the surviving or another entity) at least (i) thirty-five (35%) percent at any time after a public offering of such Person or (ii) fifty (50%) percent at any other time of the combined voting power of the voting securities or majority voting control interest of such Person or such surviving or other entity outstanding immediately after such merger or consolidation;

5.3 adding the following definitions in their proper alphabetical order:

Agency Eligible Escrow Mortgage Loan: An Agency Eligible Mortgage Loan or Government Mortgage Loan in respect of which (i) the full original principal amount of such Mortgage Loan has not been fully advanced or disbursed as of the related origination date, (ii) all subsequent advances or disbursements are made in accordance with the Agency Guides and (iii) has been approved by Buyer in its sole discretion.

Anti-Money Laundering Laws: As defined in Section 8.1(dd) of this Agreement.

Sanctions: As defined in Section 8.1(cc) of this Agreement.

SECTION 6. Representations and Warranties. Exhibit L to the Existing Master Repurchase Agreement is hereby amended by deleting clauses (s), (ii), (pp) and (ss) and replacing it with the following, respectively:

(s) No Future Advances. The full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, except with respect to specific mortgage products agreed upon by Buyer in writing, including, without limitation, a FHA 203 Loan. With respect to any Mortgage Loan, the terms of which require the Seller to make additional advances or disbursements to or on behalf of the Mortgagor named therein after the date of origination, Seller has made all such advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program, and such additional amounts have been advanced or disbursed from Seller’s own funds and not from the funds representing any Purchase Price paid by Buyer to Seller hereunder. For all Mortgage Loans other than specific mortgage products agreed upon by Buyer in writing, including, without limitation, a FHA 203 Loan, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.

(ii) Construction or Rehabilitation of Mortgaged Property. For all Mortgage Loans other than specific mortgage products agreed upon by Buyer in writing, no Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(pp) HOEPA. No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E) except to the extent such Covered Loan is a “Qualified Mortgage” as defined in Section 129C(b) of the federal Truth-in-Lending Act, 15 U.S.C. 1639c(b) and as further defined in Regulation Z, 12 C.F.R. Part 1026.43(e), as may be amended from time to time.

(ss) Mortgaged Property Undamaged. The Mortgaged Property is in good repair and undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair, except with respect to specific mortgage products agreed upon by Buyer in writing.

SECTION 7. Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 8. Conditions Precedent. This Amendment shall become effective as of November 10, 2017 upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.

SECTION 9. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 10. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 11. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 12. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Robitshek
Name: Adam Robitshek
Title: Vice President

CALIBER HOME LOANS, INC., as Seller

By:	/s/ William Dellal
Name: William Dellal
Title: CFO

Signature Page to Amendment No. 7 to Master Repurchase Agreement